                                                              Exhibit(b)(1.2)

                                                  BANK OF AMERICA [Logo Omitted]

                                                     GA7-293-01-01
              October 3,2005                         30(degree) Galleria Parkway
                                                     SUITE 800
                                                     ATLANTA, GA 30339
Marlton Technologies, Inc.                           w 7708592AOO
Sparks Exhibits Environments Corp.     770.357 2947
Sparks Exhibits & Environments, Ltd.
Sparks Exhibits & Environments, Inc.
Sparks Custom Retail LLC
2828 Charter Road
Philadelphia, PA 19154

        Re:             Loan and  Security  Agreement  dated as of  February  6,
                        2004,  as  amended  ("Loan  Agreement"),   among  Sparks
                        Exhibits &  Environments  Corp.,  Sparks  Exhibits &
                        Environments,  Ltd., Sparks Exhibits & Environments,
                        Inc.,  Sparks  Custom  Retail  LLC  (formerly  DMS Store
                        Fixtures LLC) and Bank of America, N.A, (as successor to
                        General Electric Capital Corporation)

Ladies and Gentlemen:

 The Borrowers and Marlton Technologies, Inc. have informed the Lender that the
Board of Directors of Marlton has approved a reverse stock split of Marlton's
Common Stock ("Stock Split") in order to relieve Marlton of the substantial and increasing expense of remaining a Securities and Exchange Commission reporting company. The proposed transaction was publicly disclosed by Marlton in a press release dated September 22, 2005. Marlton estimates that approximately
$1,600,000 will be paid to its shareholders to complete the Stock Split, if approved by the shareholders. It is anticipated that funding will be provided by the Borrowers under the Loan Agreement. If insufficient funds are available under the Loan Agreement, Messrs. Harrow and Tarte have agreed to provide the balance of funds necessary to complete the transaction, in the form of a secured, subordinated shareholder loan to Marlton ("Shareholder Loan"). The
Borrowers and Marlton have requested the consent of the Lender to the foregoing.

 The Lender hereby consents to the Stock Split, agrees that the Borrowers may use Loan proceeds to fund redemptions of Marlton's Common Stock in connection with the Stock Split, and consents to Marlton's incurrence of the Shareholder
 Loan, This consent is conditioned upon the following: (1) Net Borrowing
 Availability shall be at least $1,500,000 following consummation of the Stock
 Split; (2) the terms of any Shareholder Loan shall be consistent with these terms and otherwise satisfactory to the Lender in its sole discretion, including a maturity date at least 90 days after the Stated Expiry Date and interest paid-in-kind at a rate not greater than the current interest rate on the Revolving Credit Advances; (3) cash prepayment ofprincipal and PIK interest on any Shareholder Loan may be made only if (i) no Default or Event of Default exists, (ii) upon giving effect to the payment, Net Borrowing Availability is at least $1,500,000 on the payment date and on a pro forma daily average basis for the preceding 30 days (with no day in such period less than $750,000),
 (iii) the Term Loan has been paid in full (currently maturing March 1,2006), and (iv) the cash payment is included in the denominator when calculating the
 Fixed Charge Coverage Ratio for the applicable period; and (4) payment and performance of the Shareholder

[Graphic Omitted]

Loan shall be subordinated  to the  Obligations  consistent with these terms and otherwise  on  terms  and  liabilities  being  paid in the  ordinary  course  of business, and no acceleration of sales.

of America, N.A. now constitutes the Lender under the Loan Agreement, and that the Borrowers and Guarantors have no actual or potential claim or cause of action against the Lender relating to this waiver, the Loan Agreement or any other Loan Documents occurring on or before the date hereof, and they hereby waive and release the right to assert same.

This waiver shall not constitute a waiver of any term, right or event of default under the Loan Agreement, except as expressly provided herein, and does not establish a course of dealing among the parties. Terms are used herein as defined in the Loan Agreement. Please sign in the space provided below to show your agreement to these matters.

Sincerely,

BANK OF AMERICA, N.A.

/s/ Seth Benefield
-------------------------
Title: Vice President

BORROWERS;

SPARKS EXHIBITS & ENVIRONMENTS CORP.

SPARKS EXHIBITS & ENVIRONMENTS, INC.
SPARKS CUSTOM RETAIL LLC (FORMERLY DMS STORE FIXTURES LLC)

By  /s/ Robert B. Ginsburg
    ---------------------------------------------

October 3, 2005

GUARANTORS;

By  /s/ Robert B. Ginsburg
    -----------------------------------
    Robert B. Ginsburg, Chief Executive Officer

By  /s/ Robert B. Ginsburg
    ---------------------------------------------
    Robert B. Ginsburg, Chief Financial Officer

ACKNOWLEDGED AND AGREED TO

services only:
By   /s/ Robert B. Ginsburg
     ----------------------------------
     Robert B. Ginsburg